Exhibit 99.2

U.S. Energy Corp. Announces Transformative Acquisition

Targeting Helium Production

HOUSTON, Texas, July 1, 2024 — U.S. Energy Corporation (NASDAQ: USEG, “U.S. Energy” or the “Company”) today announced that the Company has closed a transaction (the “Agreement”) with Wavetech Helium Inc (“Wavetech” or “WT”) for the acquisition of operated acreage targeting helium production across the Kevin Dome structure in Toole County, Montana (the “WT Asset”). Additionally, the Company has executed a non-binding letter of intent (the “LOI”) with Synergy Offshore, LLC (“Synergy” or “SOG”) to acquire offsetting operated acreage (the “SOG Asset”), forming a largely contiguous acreage position across the Kevin Dome of approximately 164,000 net acres, as discussed in greater detail below (collectively the “Assets”).

HIGHLIGHTS

■	Closed Wavetech Agreement on June 26, 2024. The WT Asset includes:
-	Approximately 140,000 net acres.
-	Multiple prospective helium pay zones consisting primarily of inert nitrogen and carbon dioxide heavy zones.

■	Executed Synergy LOI on June 25, 2024. The SOG Asset includes:
-	Approximately 24,000 net acres, highly contiguous to Wavetech acreage.
-	Multiple prospective helium pay zones, initially targeting carbon dioxide heavy zones.

■	Planned and permitted two upcoming drilling locations on WT Asset.
-	Wells expected to be spud in late July and early August 2024.

■	Industry leading low environmental footprint through the production of non-hydrocarbon helium.
-	Initiation of carbon sequestration business significantly expands opportunity.
-	Company development plans are highly aligned with local, state, and federal legislation.

■	Transactions are structured to minimize existing dilution while maintaining current attractive leverage profile.
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The Company does not anticipate raising outside capital to execute on this asset move, with cash on hand, cash flow, and anticipated proceeds from non-core asset sales expected to fund considerations and near-term development.

■	Upcoming investor call to further discuss the transactions is scheduled for Wednesday, July 10, 2024 at 10:00 a.m. ET/9:00 a.m. CT, details below.

MANAGEMENT COMMENTARY

“With U.S. Energy’s acquisition of the Wavetech assets covering a vast resource position across Montana’s Kevin Dome structure, the Company believes that it has positioned itself to exploit what we anticipate will be a transformational resource and economic opportunity in an area with which we have a longstanding community footprint,” said Ryan Smith, U.S. Energy’s Chief Executive Officer, who continued, “Simply put, we believe the Kevin Dome structure holds tremendous overall resource potential and full-cycle helium economics competitive with any location in North America. We also believe in future acquisition opportunities across the structure that highly complement this acquisition, as evidenced by U.S. Energy’s letter of intent to acquire an additional position which is highly contiguous to the acquired assets. Together, as U.S. Energy begins development, these positions are expected to drive valuable cost synergies, flexible planning capabilities, and continued balance sheet strength.”

Mr. Smith continued, “While the most recent global helium shortage has eased in recent months, the world continues to struggle with supporting the growing helium needs of the aerospace, semi-conductor, and medical industries as well as the major risks to other global sources of helium. Issues ranging from global shipping disruptions to trade restrictions that impact foreign supply highlight the importance of reliable, clean helium that is domestically sourced. We expect to begin operations in the near term, with U.S. Energy currently scheduled to begin drilling two wells on the acquired acreage, with expected start dates in late July and early August 2024. Throughout this process, our geoscience and reservoir engineering has been focused on development optimization and resource management and we expect that this initial drilling will result in significant proved resource conversion with highly compelling economics.

“Across the vast asset base that U.S. Energy now controls, we expect to produce helium from multiple underground zones consisting primarily of both inert nitrogen and carbon dioxide. To that end, U.S. Energy is pleased to have initiated our new carbon sequestration business and have begun the planning and permitting phase where we intend to utilize U.S. Energy-owned infrastructure to sequester carbon. Greening the global helium production process while supporting recent state and federal legislation to do so is a win for all stakeholders, and we plan to pursue that strategy.”

“In closing, we are delighted to work with our new partners moving forward, the state of Montana, and all of U.S. Energy’s stakeholders, to work to effectuate this transformational transaction which we believe creates a unique and powerful platform that will drive value creation. We look forward to further updating the market in the coming weeks on our scheduled investor call,” said Mr. Smith.

OVERVIEW OF ASSETS

The collective Assets comprise control of approximately 164,000 net acres across the Kevin Dome, a significant geological structure which has historically been a robust area for resource extraction. The Assets are highly contiguous and complimentary, and the area has seen recent successes with wells drilled for helium in multiple formations primarily consisting of inert nitrogen and carbon dioxide. The vast majority of the Assets are located on fee acreage, with a non-material amount on federal lands. We expect to go into further geologic and technical detail on our upcoming investor call.

Wavetech Asset:

The WT Asset covers 140,000 net acres spanning the majority of the economically targeted positions across the Kevin Dome. While the initial primary targeted helium pay zone beneath the acreage will be the Flathead Sandstone, which we believe contains nitrogen dominated gas systems with recent data points of highly economic helium concentrations, we are optimistic about the testing of further helium pay zones across the Asset. Results from the two wells being drilled in late July and early August 2024 by U.S. Energy are expected to provide insight into the helium concentrations of other pay zones across the Asset.

Synergy Asset:

The SOG Asset, covering 24,000 net acres, is positioned atop the center of the Kevin Dome structure. The initially targeted helium pay zone beneath the acreage is the Duperow, which contains carbon dioxide dominated gas systems with recent data points of highly economic helium concentrations. Additionally, U.S. Energy would be acquiring an active well within the SOG Asset with recent gas analysis showing highly economic helium concentrations being produced from the Duperow zone. Additionally, U.S. Energy expects its carbon sequestration focus to initially focus on the SOG Asset. The company anticipates initiating activity in 2024 with the drilling of additional evaluation wells.

Synergy is controlled by Mr. Duane H. King, a member of the Board of Directors of U.S. Energy, who serves as the Chief Executive Officer and Manager of Synergy, and John A. Weinzierl, U.S. Energy’s Chairman, is an approximate thirty percent beneficial owner of Synergy. The Synergy acquisition is subject to U.S. Energy coming to agreement with Synergy on definitive agreements and terms, shareholder approval of the issuance of shares of common stock to Synergy in the transaction, and other customary conditions to closing, and we cannot estimate the expected closing date of such acquisition. The acquisition of the SOG Asset may not close on a timely basis, on the terms set forth below, or at all.

TRANSACTION CONSIDERATION DETAILS

Wavetech Consideration:

Under the terms of the Agreement, Wavetech will assign to U.S. Energy 82.5% of their interests in the WT Asset for the following consideration:

■	$2.0mm in cash.
■	2,600,000 shares of U.S. Energy restricted common stock.
■	$20.0mm carried working interest for which U.S. Energy commits to pay Wavetech’s exploration, drilling, and completion costs attributable to Wavetech’s 17.5% retained working interest.

Synergy Consideration:

Under the terms of the LOI, SOG will assign to U.S. Energy 87.5% of their interests in the SOG Asset for the following consideration:

■	$2.0mm in cash.
■	4,845,900 shares of U.S. Energy restricted common stock.
■	Warrants to purchase 6,250,000 shares of USEG common stock (at $0.01 per share), contingent on achieving future helium sales.
■	$12.5mm carried working interest for which U.S. Energy commits to pay Synergy’s exploration, drilling, and completion costs attributable to Synergy’s 12.5% retained working interest.
■	18.0% of future amounts realized by U.S. Energy in connection with tax credits obtained for carbon sequestration.
■	An Area of Mutual Interest (the “SOG AMI”) under which Synergy will have the right to participate for its proportionate interest of 12.5% in any new leases.

UPCOMING DRILLING AND DEVELOPMENT CATALYSTS

U.S. Energy plans to drill and complete two wells beginning in late July on the Wavetech Asset. The locations are permitted and prepared, and the Company expects to encounter and test multiple pay zones across the Duperow, Souris River and Flathead Sands formations. These multi-zone tests will further delineate our internal reserve evaluation and allow for near term 3rd party reserve bookings. The two wells are expected to cost $1.4mm each.

ADVISORS

Roth Capital Partners and Johnson Rice & Company LLC are acting as advisors to U.S. Energy.

UPCOMING INVESTOR CALL

A conference call will be held Wednesday, July 10, 2024, at 10:00 a.m. ET/9:00 a.m. CT to discuss the recent acquisition and letter of intent and conduct a question-and-answer session.

A webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.usnrg.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-3982
International Live:	201-493-6780
Call me link:	Call me active link.
Webcast Participant Link:	Webcast active link.

To listen to a replay of the teleconference, which subsequently will be available through July 24, 2024:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13747559

ABOUT U.S. ENERGY CORP.

We are a growth company focused on consolidating high-quality assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to being a leader in reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@usnrg.com

(303) 993-3200

www.usnrg.com

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; the review and evaluation of potential strategic transactions and their impact on stockholder value; the process by which the Company engages in evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.